Free Writing Prospectus
Filed Pursuant to Rule 433
File No. 333-177891-03

From: RBS ABS SYNDICATE (RBS SECURITIES INC) [mailto:rbsgc.abs@bloomberg.net]
Sent: Tuesday, January 22, 2013 3:46 PM
Subject: **WFRBS 2013-C11 KROLL PRESALE IS NOW AVAILABLE**

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This communication has been prepared by RBS plc, RBS N.V. or affiliate. It may constitute an invitation to consider a derivatives transaction. It is not within the requirements to promote the independence of research or an offering document and is not an offer, recommendation, nor confirmation of terms. Certain transactions mentioned may give rise to substantial risks and may not be suitable for all investors. RBS may have positions, deal or make markets in these securities or related derivatives. Prices are based on current information and are subject to change. RBS makes no representation or warranties to accuracy or completeness. http://www.rbsm.com/psp/public/pagebuilder.aspx?page=co0150

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Invitation to consider a derivatives transaction: This communication, where prepared by the sales and trading desk or desk strategists, may be marketing material, desk strategy and/or trader commentary.  It is not a product of the research department.  This material may constitute an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and 23.605, where applicable, but is not a binding offer to buy/sell any financial instrument.  The views of the author may differ from others at The Royal Bank of Scotland plc, The Royal Bank of Scotland N.V. and/or RBS Securities Inc. (collectively "RBS").

This message (including any attachments) is confidential and/or privileged. It is to be used by the intended recipients only. If you have received it by mistake please notify the sender by return e-mail and delete this message from your system. Any unauthorized use or dissemination of this message in whole or in part is strictly prohibited. Please note that e-mails are inherently insecure and susceptible to change. The Royal Bank of Scotland Group, plc ("RBS") and its subsidiaries, and affiliates and subsidiary undertakings, including but not limited to, RBS plc New York and Connecticut Branches, RBS Securities Inc., The Royal Bank of Scotland N.V. New York and Chicago Branches (formerly named ABN AMRO Bank N.V.), Citizens Financial Group, Inc. and RBS Citizens, N.A., shall not be liable for the improper or incomplete transmission of the information contained in this communication or Attachment nor for any delay in its receipt or damage to your system. RBS does not guarantee that the integrity of this communication has been maintained nor that this communication is free of viruses, interceptions or interference. For the protection of RBS and its clients and customers, and in compliance with regulatory requirements, the contents of both incoming and outgoing e-mail communications, which could include proprietary information and non-public personal information (‘NPPI’), may be reviewed. RBS and its subsidiaries and affiliates do not guarantee the accuracy of any email or attachment, that an email will be received or that RBS or its affiliates and subsidiaries will respond to an email. RBS makes no representations that any information contained in this message (including any attachments) are appropriate for use in all locations or that transactions, securities, products, instruments or services discussed herein are available or appropriate for sale or use in all jurisdictions, or by all investors or counterparties. Those who utilize this information do so on their own initiative and are responsible for compliance with applicable local laws or regulations.

USA PATRIOT Act Customer Notice: To help the government fight the funding of terrorism and money laundering activities, federal law requires all U.S. financial institutions to obtain, verify, and record information that identifies each customer who opens an account. What this means to our customers: When we open an account on your behalf or we provide services to a business entity, we will ask for its name and address as well as a tax identification number for U.S. entities or other government issued identification number for non-US entities. In addition, we may also ask for documents and/or information relating to the business's formation as well as its principals and/or beneficial owners.

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